Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-96981 of BJ Services Company on Form S-3 and Registration Statement Nos. 33-36754, 33-52506, 33-62098, 33-58637, 333-88151, 333-88773, 333-61294 and 333-73348 of BJ Services Company on Form S-8 of our report dated December 12, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change of method of accounting for goodwill in 2002) appearing in this Annual Report on Form 10-K of BJ Services Company for the year ended September 30, 2003.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

December 12, 2003